Exhibit 3.13

ARTICLES OF ORGANIZATION

OF

SYLVAN BAGBY INVESTORS, LLC

The Articles of Organization of Sylvan Bagby Investors, LLC are hereby duly executed, acknowledged and filed by Richard E. Levine, the person duly authorized to do so pursuant to the Maryland Limited Liability Company Act.

1.                                     Name of Company. The name of the Limited Liability Company (the “Company”) is: “Sylvan Bagby Investors, LLC.”

2                                        Purposes. The purposes for which the Company is formed are to: (a) become a member of Bagby Development LLC; (b) make loans; (c) engage in any lawful business; and (d) do all things necessary, convenient or incidental to the foregoing,

3.                                     Principal Office and Resident Agent of Company. The principal office, mailing address and place of business of the Company shall be: 1000 Lancaster Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Company shall be: Robert W. Zentz, 1000 Lancaster Street, Baltimore, Maryland 21202

4.                                     Restrictions on Authority. The authority of the members of the Company to act for the Company, solely by virtue of their being members, is limited by a separate written Operating Agreement among the members, as amended in writing from time to time. No member of the Company is an agent of the Company, nor has the authority act for the Company, solely by virtue of being a member.

The undersigned organizer of the Company has executed these Articles of Organization as of the 17th day of September, 1998 on behalf of the Company and acknowledges these Articles of Organization to be the act of the Company.

/s/ Richard E. Levine
RICHARD E. LEVINE

ARTICLES OF AMENDMENT

For a

LIMITED LIABILITY COMPANY

(1)	Sylvan Bagby Investors LLC

Insert full name of the Limited Liability Company.

(2)	Sylvan Bagby Investors LLC

Maryland Limited Liability Company hereby amends its Articles of Organization.

(3)	The Charter of the Limited Liability Company is hereby amended as follows:

Article First of the Articles of Organization are deleted and replaced with the following: “FIRST, the name of the limited liability company formed hereby is Laureate Bagby Investors LLC (the “Company” )

(4)	/s/ Robert W. Zentz	I hereby consent to serve as Resident Agent for the above named Limited Liability Company.
Robert W. Zentz
Sr. Vice President of
Laureate Education, Inc., Sole Member

Required only for new resident agents

Limited Liability Company Articles of Amendment must be approved by the unanimous Consent of the members, signed by an authorized person, and filed with the Department of Assessments and Taxation at 301 W. Preston Street, 9th Floor, and Baltimore, Maryland 21201. The Articles do not have to recite the approval of the members. The above form may be used or a document may be created based on the above format.